                                                                      Exhibit 12

                             WESTERN RESOURCES, INC.
             Computations of Ratio of Earnings to Fixed Charges and
           Computations of Ratio of Earnings to Combined Fixed Charges
               and Preferred and Preference Dividend Requirements
                             (Dollars in Thousands)

                                                                    Year Ended December 31,
                                                 ----------------------------------------------------------
                                                    2001        2000        1999        1998         1997
                                                 ---------    --------   ---------    --------   ----------
Earnings (losses) from
       continuing operations (a) .............   $(159,943)   $120,273   $ (48,798)   $ 58,088   $  872,739
                                                 ---------    --------   ---------    --------   ----------
Fixed Charges:
       Interest expense ......................     259,474     298,960     294,104     226,120      193,225
       Interest on Corporate-owned
           Life Insurance Borrowings .........      50,408      45,634      36,908      38,236       36,167
       Interest Applicable to
           Rentals ...........................      28,908      28,898      34,252      32,796       34,514
                                                 ---------    --------   ---------    --------   ----------
                Total Fixed Charges ..........     338,790     373,492     365,264     297,152      263,906
                                                 ---------    --------   ---------    --------   ----------
Distributed income of equity
       investees .............................       2,769       2,686       3,728       3,812           --

Preferred and Preference Dividend
Requirements:
       Preferred and Preference
           Dividends (e) .....................         895       1,129       1,129       3,591        4,919
       Income Tax Required ...................         591         746         746       1,095        3,770
                                                 ---------    --------   ---------    --------   ----------
                Total Preferred and
                     Preference Dividend
                     Requirements ............       1,486       1,875       1,875       4,686        8,689
                                                 ---------    --------   ---------    --------   ----------
Total Fixed Charges and Preferred
       and Preference Dividend
       Requirements ..........................     340,276     375,367     367,139     301,838      272,595
                                                 ---------    --------   ---------    --------   ----------
Earnings (b) .................................   $ 181,616    $496,451   $ 320,194    $359,052   $1,136,645
                                                 =========    ========   =========    ========   ==========
Ratio of Earnings to Fixed
       Charges ...............................       (c)          1.33       (c)          1.21         4.31
Ratio of Earnings to Combined Fixed
       Charges and Preferred and Preference
       Dividend Requirements .................       (d)          1.32       (d)          1.19         4.17

(a) Earnings from continuing operations consists of earnings or loss before income taxes adjusted for minority interest and undistributed earnings from equity investees.

(b) Earnings are deemed to consist of earnings (losses) from continuing operations, fixed charges and distributed income of equity investees. Fixed charges consist of all interest on indebtedness, amortization of debt discount and expense, and the portion of rental expense which represents an interest factor.

(c) The company's earnings were deficient to cover fixed charges by $157.2 million and $45.1 million at December 31, 2001 and 1999, respectively.

(d) The company's earnings were deficient to cover fixed charges and preferred and preference dividend requirements.by $158.7 million and $46.9 million at December 31, 2001 and 1999, respectively.

(e) Preferred and preference dividend requirements consist of an amount equal to the pre-tax earnings which would be required to meet dividend requirements on preferred and preference stock.